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                                                                EXHIBIT 23(h)(6)

                                 FIRST AMENDMENT
                  TO THE TRANSFER AGENCY AND SERVICE AGREEMENT
                            DATED DECEMBER 20, 2004,
                                  BY AND AMONG
                            THE DRAKE FUNDS TRUST AND
                        ALPS MUTUAL FUNDS SERVICES, INC.

     THIS AMENDMENT is made as of October ____, 2005, by and between THE DRAKE FUNDS TRUST, a Delaware statutory trust (the "Trust") and ALPS MUTUAL FUNDS SERVICES INC., a corporation organized under the laws of the State of Colorado, ("ALPS").

     WHEREAS, the Trust and ALPS have entered into a Transfer Agency Service Agreement (the "Agreement") dated December 20, 2004.

     WHEREAS, the Trust and ALPS wish to modify the Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), presently consisting of the portfolios listed in Schedule A attached hereto.

          2. For the performance by ALPS under the Agreement, the Trust agrees to pay ALPS the fees as set forth in the fee schedule attached hereto as Schedule 2.1.

          3. Other than as amended hereby, all terms and conditions of the Agreement are unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.
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                                   SCHEDULE A

Low Duration Fund- Drake Class and Administrative Class shares
Total Return Fund-Drake Class and Administrative Class shares
Global Bond Fund (Unhedged)- Drake Class and Administrative Class shares
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                                  SCHEDULE 2.1
                                  FEE SCHEDULE

                                  FEE SCHEDULE

Base Fee:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Fund Base Fee equals $______on the primary class of each Open Account Fee is $____ annual fee per open account. Inactive Account Fee is $___ per inactive account(1). Closed Account Fee is $___ per closed account(2).

Each additional class of shares for each Portfolio will be charged a $____ Annual Fund Base Fee plus the Open, Inactive, and Closed Account Fees as noted above.

(1) An inactive account is an account with a zero balance that has had activity in the last eighteen months.

(2) A closed account is an account with a zero balance that has not had activity in the last eighteen months.

ALPS MUTUAL FUNDS SERVICES, INC.        THE DRAKE FUNDS TRUST


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
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     IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

THE DRAKE FUNDS TRUST


By:
    ---------------------------------
Name:
      -------------------------------
Title:
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ALPS MUTUAL FUNDS SERVICES, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
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